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                                                                 EXHIBIT 10.9

                                                              March 6, 1996


800 TRAVEL SYSTEMS INC.
DBA 1-800-LOW-AIR-FARE
SUITE 100
3108 US HIGHWAY 301 NORTH
TAMPA, FL 33619

ACN:  10-88484-5

ATTENTION:  OWNER OR MANAGER

RE:  CHANGE OF OWNERSHIP/COMPLETE CHANGE TYPE V

Dear Travel Agent:

I am pleased to inform you that your application for a change of the ownership status in the above agent has been approved effective March 11, 1996, and we have notified the ARC participating carriers accordingly. In the event the application also included a name and/or city/state location change request, a new agency identification plate will be sent to you directly by the plate manufacturer within the next two to four weeks. In the interim, you may continue to use the plate you have on hand. The agency code number originally assigned to the former entity remains unchanged. Please reference your complete agency code number in all future correspondence with ARC.

If the change of ownership included a change of bank account and you submitted a voided check, ARC will begin withdrawing from that account with the sales report period ending March 17, 1996. The proceeds from sales in which ARC traffic documents are issued, minus your commissions, are the property of the carriers and are held in trust by you. The first draft will be presented to the new account on March 27, 1996. Separate written confirmation of the bank account change will be forwarded within the next week. If you have not yet submitted a voided check but wish to change your bank account, you must follow the instructions set forth in Section 60.14 of the ARC Industry Agents' Handbook.

Bear in mind that the Airlines Reporting Corporation's approval of this acquisition mandates that all debts incurred to ARC and/or the carriers prior to the effective date of the change of ownership are the responsibility of the "old" owner(s) of record (seller) and that, conversely, the "new" owner(s) of record (purchaser) is responsible only for debts incurred to ARC and/or the carriers as of the effective date of the change in ownership.

Please note, as the corporate structure or ownership of the home office and branches and STP locations in absolute and all inclusive as a single entity, this change applies to all ARC accredited

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branch and STP  locations of the agent if they have not been  otherwise  sold or voluntarily deleted. Keep in mind, however, that STP locations may never be sold separately.

Please remember also that ARC traffic documents may only be issued in the agency code number for which they are assigned. Under no circumstances may the home office's tickets be issued and identified by a branch or an STP location's agency code number, or vice versa, even if the supplies assigned to one are depleted.

ARC traffic documents are extremely valuable and are supplied to you in trust. In the event of a change in ownership, possession and use of ARC traffic documents and carrier identification plates by the new owner(s) prior to ARC approval is prohibited. Attachment B in Section 80 of the Handbook contains the security rules for these documents and also for the airline identification plates that the carriers supply to you.

If this change involves a home office or separate entity, enclosed is your executed copy of the Amendment to the ARC Agent Reporting Agreement. If the change involves a branch office becoming a separate entity, enclosed is your executed copy of the Memorandum of Agreement. The text of the Agent Reporting Agreement is in Section 80 of the Handbook. This agreement may not be assigned or transferred by the agent without the approval of ARC.

Owners and qualifiers should familiarize themselves with the Industry Agents' Handbook, particularly Section 80 (Agent Reporting Agreement) which sets forth the rights and obligations of an ARC approved agent. Other very useful information and instructions may be found in Section 3.6 (ticket reordering forms and procedures), Section 3.8 (ticket imprinter ordering procedure),
Section 12 (preparation of sales reports and area bank/processing center addresses), Section 20 (the ARC travel agent training program), Section 30 (bond/letter of credit forms and procedures), Section 60 (applications and procedures for any changes in status of an approved agent), and Section 70.2 (tips regarding security and storage for ARC traffic documents).

The provisions of free or reduced-rate transportation by a carrier to any agent and its employees is governed by whatever terms, rules and/or regulations that the carrier establishes. Eligibility requirements are determined solely by the carriers, NOT BY ARC, and all questions regarding the requirements should be directed to the individual carriers. Please refer to Section 200 of the Handbook for additional information.

Likewise, the commission and any other compensation paid to agents by carriers depend on what each carrier and each agent agree upon solely and directly between themselves. ARC has no role in determining the amount or nature of such compensation and will not involve itself in that process or in any dispute about it.

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And last,  we provide your agency name,  address and agency code number not only to carrier participants, but to other organizations, some of which may use it for marketing purposes. If you prefer not to have your name released for such purposes, please advise ARC in writing promptly, and direct it to the attention of Data Services (202) 626-8010.

If further assistance is needed, please refer to Section 1.2 of your Industry Agents' Handbook for the telephone number of the appropriate department.

Sincerely,

/s/ Barry M. Lemley
-----------------------------
Barry M. Lemley, Director
Agency Accreditation Services